SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 6, 2009

 Date of Report (date of earliest event reported):

GEOBIO ENERGY, INC.

 (Exact name of registrant as specified in its charter)

Colorado	333-67174	84-1153946
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

8619 N. Division St., Suite A
Spokane, WA 99208

 (Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 491-1771

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Section 1 - Registrant’s Business and Operations

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 6, 2009, Alan Chaffee submitted his resignation from the Board of Directors (the “Board”) of GeoBio Energy, Inc. (the “Company”), effective as of 9:00 a.m. PDT on April 6, 2009.  Mr. Chaffee will remain as Consulting Chief Financial Officer of the Company.  His resignation from the Board does not arise from any disagreement on any matter relating to the Company’s operations, policies or practices, nor regarding the general direction of the Company.

On April 7, 2009, the Company appointed John Del Casale to its Board.  John W. Del Casale, an experienced sales executive, comes to GeoBio most recently from BF Saul Wholesale, a start up mortgage concern in San Ramon, CA, where he managed account executives and growth of BF Saul’s mortgage business.  From 1999 to 2007, Mr. Del Casale was part of the management team at Downey Savings & Loan in Cupertino, CA, where he managed mortgage account executives who generated over $200 Million in loan originations.  Prior to Downey Savings & Loan, Mr. Del Casale worked with other organizations in the Real Estate Mortgage field including operating a successful mortgage brokerage from 1989 to 1995.  John Del Casale attended Monroe Community College in Rochester, NY, where he majored in Business Administration.

The Board does not expect to name Mr. Del Casale to any committee of the Board at this time. To the extent that any information called for in Item 404(a) of Regulation S-K is required pursuant to this appointment, such information is currently unavailable and will be provided in an amendment to this Form 8-K within four days from when this information becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 7, 2009

GEOBIO ENERGY, INC.

By:	/s/ Gary M. DeLaurentiis
Director, Authorized Officer